                                  EXHIBIT 23.1


July 6, 2004


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement of Pacific CMA, Inc. on Form S-3 of our report dated May 26, 2003, on our audit of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of December 31, 2001 and 2002 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002 appearing in the report on Form 10-KSB for the year ended December 31, 2003 for Pacific CMA, Inc. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement



/s/Moores Rowland Mazars